Exhibit 99.1

Xerium Technologies Inc.

Third Quarter 2008 Financial Results Conference Call

Tuesday, November 11, 2008

8:00 a.m. EST

Executives:

Mike O’Donnell – EVP & CFO

Stephen Light—President, CEO & Chairman

Operator

Good day ladies and gentlemen and welcome to the Xerium Technologies Third Quarter 2008 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we’ll be facilitating a question and answer session. If you’d like to ask a question, please press the star, followed by the one, on your touch-tone phone. If you’d like to withdraw that question, please press the star, followed by the two. If you’re using speaker equipment today, you will need to lift the handset before pressing the numbers. As a reminder, this conference is being recorded for replay purposes.

I’d now like to turn the presentation over to your host for today’s conference, Mr. Mike O’Donnell, Chief Financial Officer. Please proceed, sir.

Mike O’Donnell

Thanks, Vincent, and good morning to everyone; thanks for joining us. Welcome to the Xerium Technologies’ third quarter 2008 conference call. We are pleased you could take the time to join us today. With me here this morning is Stephen Light, Xerium’s President, Chief Executive Officer, and Chairman. Stephen will start the discussion this morning with an update on our progress. Next, I’ll provide further financial details with respect to the quarter. Then we’ll open the line for questions.

Xerium Technologies’ financial results for the quarter were announced in a press release after the market closed on Monday, November 10th, 2008. The press release is available on our website. Notification of this call was broadly disclosed. This conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com.

I would also note that we will make comments today about future expectations, plans and prospects for the Company that constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in the Third Quarter 2008 on Form 10-Q, which we filed yesterday and subsequent SEC filings. The forward-looking statements represent our views as of today, November 11, 2008, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call we plan to discuss supplementary non-GAAP financial measures such as Adjusted EBITDA that are a key metric for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore believe will assist you in better understanding our Company. A reconciliation of these measures to the comparable GAAP numbers is available in our press release, which is posted in the investor relations section of our website at www.xerium.com.

With that, I will turn the call over to Stephen.

Stephen Light

Good morning ladies and gentlemen and fellow shareholders. Many of you will recall that in February of this year, we embarked on a process to improve our Company by fundamentally changing the high growth strategy we were employing to a three tiered plan where we focus on reducing our leverage through the generation of cash and its application to pay down debt, where we used the development and introduction of customer valued new products to assure our continued health in our served markets, and where we relied heavily on the skills, commitment and creativity of our nearly 4,000 global employees to find ways to reduce our cost of products and of operations and those of our customers. This change in strategy was a radical shift for the organization and one whose implementation we were unable to focus on until we had our new loan agreement negotiated. Following the successful restructuring of our debt at the end of May, the management team of the company has been able to devote its full and best efforts to operating the business according to this new plan. The third quarter just completed was our first full quarter to work our plan and I am very pleased with the traction it has developed both inside the company and with our customer base.

Frankly, the timing of our strategy adjustment could not have been better because as we shifted the organization to a much leaner debt reduction strategy, and away from our focus on penetrating new geographies with new plants, our customer base, which was already under pressure, entered a period of stress related to the current global financial crisis. I won’t dwell on the numerous challenges the financial crisis has caused them other than to say that the rate at which our customers are trying to reduce their costs through plant operating efficiency projects, plant closures, and product line trimmings is increasing from a three percent per year reduction rate to a higher level. How fast this will occur is yet to be seen as the specific rate of contraction is yet to be determined. But our experience tells us it is faster than it has been in recent memory. This accelerating customer behavior is evident in nearly every market we serve with Asian expansion slowing, Europe and North America contracting, and South America showing mixed specific growth.

So, with a contracting customer base, some of whom are currently in stress, why do I feel our strategy change and timing were fortuitous? Simply stated, our customers now want the same things we do, to minimize their debt leverage and to aggressively reduce their costs. These mutual desires manifest themselves in a real focus on working capital and as Mike will show you in a few moments, our progress on reducing excess working capital, which we refer to as Trapped Cash, has been excellent.

Also by reducing the time it takes us to move an order from receipt to shipment, we have been able to convince customers that the use of consignment inventories works against our mutual goals. After all, the carrying costs of those consignment inventories are, out of necessity, included in the prices we charge. Also, by reducing or eliminating the amount of paper machine clothing inventory at the paper mill, we are able to deliver new product trials sooner than we would otherwise be able to. Delivering higher productivity, we are finding that the new products we’re just starting to deliver, are having a clear and measurable impact on our customers’ costs and the amount of production they’re able to generate on their machines. One major corporate account customer who recently ran a new product trial made paper for six days without a sheet break using our latest, state of the art forming fabrics. Now I’m certainly no paper expert, but I’m told that was really excellent. In fact the customer must be very pleased as we are now sole source to that position. So by focusing on the point where our needs and those of our customers meet, we have made good progress on both working capital and new product introduction.

Let me give you another example of a new product being formally announced for the first time this week at a major trade show in Eastern Europe. Its trademarked name is “Smart Roll”. This new roll cover, used in the nip area of the paper machine, where the maximum dewatering occurs, provides the machine manager with real time Nip condition monitoring across the width of the machine. Now while I am not going to describe how this new roll cover accomplishes this amazing feat, I will tell you that trial units have been in use at major mills for many months and the mill managers are delighted. For the first time, they are able to tell what is actually happening while the machine is running, as they no longer have to rely on static measurements made while the machine is stopped. With some machines, the manager has the ability to adjust the conditions they now see while the machine is in operation, while in other cases the machine must be stopped to effect these adjustments. To me this is akin to being able to adjust the alignment of your car while you’re driving in order to reduce rolling resistance and improve gas mileage. It’s a great new product but it’s only an example of what we have coming down the pipe now that we’re focused on new roll and clothing products as a main element of our strategy.

I’ve described how we’re focusing on cash and reducing trade working capital successfully, and I’ve highlighted a couple of product examples where the introduction of new products is providing customers with enhanced performance and us with incremental sales. Now I’ll speak about our people. I’ve asked a great deal of our people in the nine months I’ve been with the Company. I’ve asked them to dramatically change the Company’s strategy, which means I’ve asked them to change the direction they were headed and the way they were operating. Some folks internally tell me this is like trying to make a 90 degree turn in a speeding car, but we’re accomplishing it.

For example, in the field, I’ve asked our sales people to reverse the significant price declines of the past years and to increase pricing and simultaneously, to reduce or eliminate the use of consignment inventory, an industry norm in North and South America. In the plants, we’re focused on improving our production yields while simultaneously reducing our lead times. We’re focused on learning how to make one piece of clothing for a customer order within the customer’s desired lead time, where previously we manufactured to stock. As you might imagine, this is requiring a basic rethinking of how we schedule our weaving operations. I’ve asked our people to reduce our capital expenditures at every location, but with particular emphasis on Asia, and they’ve done it. Our latest internal forecasts show a dramatic reduction in CAPEX this year in comparison to the prior year while sales per employee through the first half of the year, show nearly a ten percent improvement in overall productivity. And this is not a one time event. We’re well positioned to be able to operate within the 2009 CAPEX loan covenant level of $35 million, plus whatever we don’t spend of the $50 million covenant in 2008. It’s exciting to be here to witness the creativity that has begun to mark our operations. I am confident that going forward our people will continue to make the difference in our performance in the field and in our factories.

Let me give you just a couple of additional statistics that we’re taking pride in. Inventory turns have increased from 3.2 to 4.4 in the past two quarters, and we think we can do better. Receivables have improved and we are very close to our trapped cash goal at nearly every division. We have been able to firm up pricing, slowing price declines to just over 1% per year versus the wild declines of prior periods. We’ve made a meaningful voluntary debt payment, as well as our obligatory payments to our lenders. We’ve received an improved credit rating from the S&P, resolved a going concern that our auditors included in our 2007 final results and, pending the Court’s approval, we have settled the outstanding shareholder litigation without admitting any wrongdoing and within our insurance coverage.

We have established and are maintaining a solid operating cash amount on our balance sheet, and we’ve reduced our debt through payments and foreign exchange rate movements down to $630 million from $665 million at the end of 2007. That is well ahead of our internal plans. For those doing the quick math, only $15 million of that $35 million reduction is the result of currency changes. And we’ve made hard decisions. For example, postponing the start-up of our Vietnam facility and terminating our U.S. retiree medical benefit and freezing our U.S.-based pension program. These benefit program changes have improved our balance sheet by reducing the risk associated with our unfunded retirement liability by $32 million. Simultaneously, we have risk-hardened the Company by provisioning additional inventory and receivable reserves in light of the risks in this economy.

While I am concerned about the markets we serve, I’m also confident we have improved our balance sheet and changed our operating methodologies to better enable us to weather the storm. All of these actions are the result of the people in our Company focusing on implementing our simple three-step strategy: generate cash to pay off the debt; bring out new products that our customers want; and give our people at all levels clear direction in responsibility and accountability for the results.

Now I’ll give the call to Mike, who will delve into the details for the actual financial results. Mike?

Mike O’Donnell

Thanks, Stephen.

I would like to spend our time together this morning accomplishing a couple of things; first, to give you some highlights for the 3rd quarter 2008; and, number two, as I go through the highlights, describe some key actions in the 3rd quarter and the impact of those actions on our financial statements.

In the Earnings Release issued last evening, we included in our “Non-GAAP Financial Measures” a disclosure of the “Impact of Significant Third Quarter 2008 Events.” I strongly encourage you to refer to this section as we developed this disclosure to help everyone understand the underlying performance of the company during the 3rd quarter.

So, some highlights for the 3rd quarter:

Net sales for the 2008 quarter were $159.3 million, a 3.7% increase from net sales for the 2007 quarter of $153.6 million. Excluding currency effects third quarter 2008 net sales increased 0.3% from the third quarter of 2007.

Gross margins for the quarter were $52.8 million or 33.1% of net sales for the 2008 quarter, compared to $63.3 million or 41.2% of net sales for the 2007 quarter. This decline is mostly due to an $8.7 million increase in provisions for slow moving and obsolete inventory, resulting from our assessment of the current general economic slowdown and credit markets, and the slowdown’s potential impact on our customers and our industry. Additionally, the decline was due to approximately a 1.2% market price reduction and approximately a 2% reduction due to currency effect on pricing related to sales prices indexed in U.S. dollars by certain non-U.S. operations. Without the effect of the increase in our inventory provision due to the economic slowdown, the gross margin for the 3rd quarter 2008 was 38.2%.

The recorded restructuring and impairment expenses of $3.6 million in the third quarter of ‘08 was an increase of $2.8 million from the year-ago quarter related to the Company’s long-term strategy to streamline our operating structure and to improve long-term competitiveness.

Income from operations increased 57.2% to $37.9 million for the 2008 quarter from $24.1 million for the 2007 quarter. The increase primarily stems from the Company’s previously announced changes to certain of its U.S. pension plans and postretirement benefit plans, resulting in a one-time pre-tax curtailment and settlement gain of $40.0 million, partially offset by the previously mentioned $8.7 million provision for slow moving inventory, and provisions for bad debts of $7.9 million, as well as an accrual for environmental cleanup in Australia of $4.1 million. Please note that these gains and expenses were non-cash items. Excluding the effects of these items, Income from Operations for the 3rd quarter 2008 was $18.1 million. Income from Operations in the 3rd quarter 2008 compared to the 3rd quarter 2007 was negatively impacted by the changes to Gross Margin I previously noted for inventory provisions, an increase in restructuring expenses of $2.8 million and higher Research and Development expenses related to our emphasis on product technology development to support our customers’ needs.

Net income increased to $21.5 million, or $0.46 per diluted share, from $7.1 million, or $0.16 per diluted share. The increase is largely the result of the items I just mentioned. Again, without these items, Net Income in the 3rd quarter was a loss of $1.4 million or $0.03 loss per diluted share. The reduction in Net Income was driven primarily by lower gross margins, higher restructuring expenses and higher interest expenses in the 3rd quarter 2008 compared to the 3rd quarter 2007.

Adjusted EBITDA, as defined by our amended credit facility, was $54.2 million for the 2008 third quarter, compared to $38.4 million for the 2007 third quarter. Because Adjusted EBITDA is an important measure of profitability and liquidity for our investors, and is the basis for evaluating compliance with our credit agreement, I want to also discuss what the 3rd quarter 2008 Adjusted EBITDA would have been, adjusted for these unusual items that I’ve previously mentioned.

We also prepared a table in our earnings release last night that I referred to that I, again, encourage everyone to review. Without the effect of the gain on pension and retirement benefit program changes, provisions for bad debt and slow-moving inventory, as well as environmental reserves recorded in the third quarter of ‘08, all of which are non-cash items, our Adjusted EBITDA for the third quarter ‘08 was $34.4 million.

Net cash generated by operating activities was $11.8 million for the 2008 third quarter and that compares to the $18.4 million that we generated in the third quarter of 2007, which was partially a result of the increased interest expense of $2.2 million in the third quarter ‘08. We’ve previously discussed the concept of trapped cash, and we have developed targets that are reduction in days of receivables and increases in inventory turns and days of payables outstanding. On that basis, the Company released an additional $29.6 million in “trapped cash” during the quarter, on top of the $1.9 million in trapped cash released in the second quarter of 2008. These numbers include the $6 million of additional provisions against trade receivables for bad debts and $8 million additional provisions against inventories for slow-moving stock that were recorded in the third quarter of 2008.

So let me summarize for you the components of that significant trapped cash improvement. Accounts receivable, as a ratio of days of receivables per our target should not exceed 50 days. At the end of the third quarter they stood at 55 days, and that compares to 65 days a year ago and 58 days at the end of the second quarter 2008. Inventory turns should not be less than six for our target; they improved to 4.4 versus 3.1 in the year ago quarter and 3.4 in the June quarter. Last but not least, the number of payables outstanding should not be less than 48; they declined to 34 days at the end of the third quarter from 35 a year ago, and 41 days at the end of June. So we still have a long way to go to eliminate all of the trapped cash on our balance sheet, but the statistics show we’re making good progress.

Cash on hand at the end of September ‘08 was $18.4 million, and that compares to cash on hand at June 30th of ‘08 of $25.4 million; cash on hand at September 30th, 2007, as $32.5 million. In addition to scheduled quarterly debt payments of approximately $2.3 million, the Company made a voluntary pre-payment in the third quarter of 2008 of approximately $6.1 million. For the first nine months of 2008, the Company has made senior debt repayments of $21.6 million, which compares to debt repayments of $9.5 million for the first nine months of 2007. Capital expenditures during the 2008 quarter were $8.3 million, and that compares to $8.9 million during the third quarter of 2007. Capital expenditures for the nine months ended September 30th, 2008, were $29.1 million. The Company expects capital expenditures to be in the range of $44-$47 million for fiscal 2008, and we expect that capital expenditures in 2009 will be significantly lower than those for 2008.

The Company remained in compliance with all of its financial covenants, including covenants requiring compliance with minimum interest coverage, fixed charge coverage ratios and maximum leverage ratios. Importantly, on September 29th, 2008, Standard & Poor’s rating services raised its ratings on the

Company, including raising the long-term corporate credit rating from ‘CCC+’ to ‘B-’. As a reminder, if we were to receive a single-notch upgrade from Moody’s beginning January 1st, 2009, or when that upgrade is obtained, the interest rate of LIBOR plus 550 basis points that we currently have would change to LIBOR plus 425 basis points, which based on our current debt level annually, would save nearly $8 million in cash interest and expense for the Company.

Now I’d like to give you some highlights on the segments, starting with the clothing segment. Clothing segment sales increased $400,000 or four tenths of a percent, to $104.4 million from $104.0 million in the year ago quarter. The current quarter benefited from favorable currency effects of $6 million, as well as from increased sales in Asia-Pacific. The increase was partially offset by an unfavorable currency impact on pricing and decreased sales in North America and Europe. Excluding the effects of currency, net sales decreased approximately 2.4%.

Overall pricing levels in the clothing segment decreased approximately 1.5 percentage points during the quarter compared to the prior year period. Gross margin percentage in clothing was 31.0%, down from 41.9% in the year ago quarter, stemming primarily from the unfavorable currency translation effects of $3.4 million, increased provisions for slow-moving and obsolete inventory of $8.1 million, and from efforts to improve the utilization that required us to move equipment between locations. These costs—these cost increases were partially offset by $300,000 in incremental savings garnered from our global supply chain initiatives. Clothing segment earnings for the quarter increased 42% to $39.5 million for the 2008 quarter compared to the prior year quarter, driven heavily by the positive effect of the pension and retiree medical program changes we implemented in the United States.

Moving over to our roll cover segment: roll cover segment sales increased 10.7% to $54.9 million from $49.6 million in the 2007 quarter. The increase is partially the result of $2.3 million in favorable currency effects from non-U.S. dollar sales and sales from our Chinese facilities acquired in the fourth quarter of 2007 and increased roll cover sales in North America. Overall pricing levels in the roll cover segment decreased by less than 1% in the third quarter compared to the prior year period.

Gross margin in our roll covers business was 37.2% of sales, down from 39.7% of sales, primarily as a result of product mix. In the second quarter of this year, we introduced new roll cover products that tend to carry lower margins. Most of our roll cover sales are recorded in the same currency as our manufacturing costs, so currency fluctuation has had less of an impact on margins than in our clothing business. Roll cover segment earnings for the quarter increased 26% to $16.5 million for the 2008 quarter compared to the prior year quarter, benefiting, of course, from the pension and retiree medical program changes that we implemented.

Note that in the current third quarter financial statements, the $8 million difference between the $40 million curtailment and settlement gain on our pension program and retiree medical program changes, and the $32 million decrease in pension post-retirement liability, was recorded in the balance sheet in other comprehensive income, so that you can follow that.

So to briefly summarize our financial performance: we had a solid operating performance during the quarter and continue to show positive trends in freeing trapped cash; we continue to improve our balance sheet by paying down debt and reducing our liabilities through such measures as the pension and retiree medical modifications that we announced in the third quarter; and we have reduced risk by taking provisions for bad debt and slow-moving inventory to reflect our assessment of the impact of the global economic slowdown and credit crisis on our customers and our industry. Currently, the markets are entering a period of uncertainty, and we’re taking appropriate measures to help us weather the impact.

Stephen Light

Thanks Mike.

Based upon what you’ve heard this morning, I’m sure you’d agree that the company is in much better health than it has been in quite some time. Our risk profile has been reduced by our actions and what risks we do have, we have a pretty good handle on. We are fully in compliance with our loan covenants and managing the company in a manner that should make that positive development into a long term reality. There remains a great deal to do to achieve the targets we’ve set for ourselves, the first being to further reduce our leverage. But I want to make it very clear that at this time we are not overly constrained by the covenants of our loan agreement, so it is up to us to continue to execute our plan as we have been doing now the past few months.

It is also clear the economy will not help us in the near term, and that we need to remain vigilant and ready to adjust our course, if major deteriorations occur that we have not modeled, but I feel pretty good that we know where to look and have our eyes appropriately up. We are staying in close contact with our customers at all levels and are watching their behaviors as well as listening to their words. Through the various trade associations to which we belong, we are being watchful for changes in overall inventory levels, which could signal a customer slowdown. We are using all of these tools to assure that our risk reduction strategy stays on course.

Now, Mike and I look forward to answering your questions. Vince, let’s open the line to our first question.

Operator

Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you do have a question, please press the star, followed by the one, on your push-button phone. If you’d like to withdraw that question, please press the star, followed by the two. And if you’re using speaker equipment today, you will need to lift the handset before pressing the numbers.

And our first question’s from the line of Ned Borland with Next Generation. Please go ahead.

Ned Borland

Good morning, guys. I was wondering if you could give me the segment margins, excluding some of these items, notably the curtailment?

Mike O’Donnell

Yes. In the prepared remarks that I had today, I covered the segment earnings and I would need to go back and be able to do the same for you on the gross margins, and we can do that. I don’t want to have to get out my calculator right at this second and do so, but that’s something I can provide.

Ned Borland

Okay, fair enough. And then on the clothing volumes by region, do you think you can give us a feel for what volumes did in Europe, North America and Asia, excluding currency?

Mike O’Donnell

Excluding the effect of currency. Good question again.

Stephen Light

In North America, down about 5.1%; Europe, down slightly; South America, up; Asia, up. The exact number’s not available but the 5.1 in North America is the right number.

Ned Borland

Yes, yes. No, I mean—but I was more focused on the other international markets. Okay, and then on raw materials, when, you know, is some the petroleum-based raw materials that you all buy—you know, I would imagine that some of the raw material prices, costs will—have started to come in. I mean when do you think you’re going to start to see some of the benefit from that?

Mike O’Donnell

We’ve continued, Ned, to see, you know, 1.5 to just over that percent increase in a period-over-period, quarter-over-quarter type of inflationary increase and across our total cost structure. And, you know, when the price of petroleum was headed up, we saw some upward pressure on that, for example, and in the second quarter we saw overall of 1.8% [The correct number is 2.8%] increase in our overall cost structure. It was something less than that, in the 1.5% [The correct number is 3.6%] range in the third quarter. And I can’t attribute that specifically to the movement of petroleum-based products that comprise most of our raw materials, but you know, on our—on—particularly, in the clothing side of the business for us, a major supply. You know, we have contracts on that so that on a quarter-by-quarter basis, we’re not going to see a lot of movement, and we are, you know, continuing to get better at our procurement, operations and execution, and so I would—I don’t anticipate that in the near term that we’re going to see that much movement up or down. I would relate more to the past.

Stephen Light

Ned, I would add to Mike’s remarks that our supply chain program, which has really gotten going in this third quarter, again, this is the first quarter in which we’ve had the opportunity to start to run the business as opposed to spend our time with our lenders. We have developed and have launched a very aggressive supply chain program, and I think you could essentially view that activity as a direct offset to inflationary pressures in the supply chain. I’m not anticipating that ‘09, for example, will have very appreciable upward pressure on cost—material cost.

Ned Borland

Okay, fair enough. And then on your inventory goal of six turns and how do you—in a low volume environment—I mean, you know, considering economic conditions, I mean, how quickly do you think you can get there?

Stephen Light

Well we’ve never provided guidance as to when we thought we would get to six turns. I’ll tell you that the improvements that we’re seeing to 4.4 turns in the quarter and the activities that are ongoing in the field and the speed at which those are starting to work is really giving me a lot of confidence we can get to six or exceed it. Particularly, of note I think, we’re focused on changing from consignment inventory to make and ship – essentially build to customer order. We are trading a little bit of price for that. You saw 38.2% adjusted gross margin, if you take out all the one-time events. Some of that is our desire to get out from under the consignment and our willingness to decrease prices on flushing that through. But now that that’s occurring and we’ve done several million dollars of conversions through the year, and the number will be much higher than that by the time the year is over, you’re going to see us operate with far less finished goods than the Company ever had.

Now supporting that is a real focus in the factories about how long it takes to make a piece of clothing or to make a roll cover, and I’ll give you just one intriguing example that our work has shown. In the process of making a roll cover, from the time we receive the roll to the time it leaves, almost a third of the time is idle, waiting for the customer to agree to whatever secondary work may have been identified on that roll once we got the cover off it, mechanical work, bearings or what have you. That’s a process that we’re looking at very closely and carefully to see if we can’t eliminate, and you may recall the last time you drove your car to a dealer, into the service center, the dealer said, I’d like you to sign this form that we can go ahead and make repairs up to, say $200 without calling and waiting for you.

We’re in the situation where 100% of the non-planned repairs on the roll business require customer approval and, at this day and age when the customers are concerned about cash and maybe are willing to run a little closer to the edge, they’re not as quick to say, okay—when we call them or tell them what work needs to be done—they’re not as quick to say, okay, just go ahead and do it. So we wind up holding all this inventory which, while it’s not our books—their roll value is not on our books—all of the work we’ve put into the roll at that point is.

So we’re looking at that as an opportunity. That’s a one third cycle reduction, potentially, in the average flow-through of a roll. That’s going to have a dramatic impact on inventory turns. And similar things are happening on the clothing side, so not to give away all our trade secrets, we are really focused on being effective in making one piece of clothing for a customer order.

Ned Borland

Okay, that’s helpful. And then, finally, Michael, if you could give us a sense for what the tax rate’s going to look like going forward?

Mike O’Donnell

As we’ve indicated—I would say that, in terms of guidance, Ned, if we were to use something in the 35% range on—and that can differ, of course, significantly, as you know, based on the previous accuracy of my guidance to you—but I think that that’s a reasonable direction to go.

Ned Borland

Okay, thank you.

Stephen Light

Thank you.

Operator

Thank you. Once again, ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one. As a reminder, if you’re using speaker equipment, it will be necessary to lift the handset before pressing the numbers. One moment, please.

And our next question is from the line of Nik Mittal with Jana Partners. Please go ahead.

Nik Mittal

Hi, guys.

Stephen Light

Nik.

Nik Mittal

Hi. A couple of things. Firstly, could you give a sense of the timeline for working with Moody’s to the extent you have that? You mentioned it—the positive benefit that would come if they were to do an upgrade of your credit. Do you have a sense of timing with them and what that might look like?

Stephen Light

Nik, we are—we remain actively involved with both the S&P and Moody’s, the two organizations that follow us and provide a rating on our debt. We’ve met with them, I think it was August, provided an update. As you’re aware, S&P has already lifted our rating to the one step up. Moody’s is considering and I think was looking forward to our earnings release to take to committee a possible recommendation.

Whether they go ahead and do that or not is certainly in their hands, not in ours. But we remain very actively engaged, providing them current information. I think they have—based on their comments in our last meeting, I think they do recognize the improvements that have been going on inside the business and the risk profile reduction.

They were not aware of the most recent additions to our reserves that we have provisioned because of concerns about potential 2009 customer stress. I think that will go a long way to also helping them feel confident in our ability to honor our credit agreement. You know, we have made the point with both the organizations that strategy number is one is pay off the debt, reduce the leverage; ergo, reduce investor risk, whether it is a debt holder or an equity holder. And I—it was not lost on them that both the CEO and CFO of the Company bought shares at the last open window, expressing our confidence in the future of the Company.

I think they appreciate we’re on the right strategy. We were very lucky—and I think you and I have actually used the expression, it’s better to be lucky than good in our timing of the change in strategy. We certainly did not anticipate a global credit meltdown, but all of our actions were consistent with that reality. I believe that—or I’m optimistic, let me say personally, that the folks at Moody’s will appreciate that, will look at our most recent report today from last night and our remarks today and recognize the dramatic improvement that we’ve made in the last 12 months and act appropriately there. I would just remind everyone that 12 months ago, our credit rating at Moody’s was three times higher than it—or three levels higher than it is today. Our debt was going in the wrong direction, our sales were going in the wrong direction, and our capital spending was going in the wrong direction. All of those factors have been corrected. It’s really in their hands.

Nik Mittal

Okay. Do you have a sense for restructuring expenses going forward? Because it does, you know, seem like there’s always a little bit—is there a way to think about what those might be on a go-forward basis?

Stephen Light

Well, yes. I don’t—I will not quantify for you what those might be, but what I’d say is that we are continuing to be very careful and pragmatic in matching our capital investment to the demands of the regional markets. And, let’s just use Vietnam as an example. Early in the year we announced that we were going to dramatically slow the development of the Vietnam facility. We remain on that path. How slow, whether a walk, a crawl or just kind of a vibration is going to be determined by the market there and, at the same time, our really dramatically improving productivity in our existing plants. I mean the remark I made about a 10% sales per employee improvement over prior year is really significant. The folks are digging in; they’re figuring out ways to make stuff better to improve yield, and we will restructure to make sure that our footprint matches the demands of the market.

Nik Mittal

Okay. Okay, fair enough. And then, finally, you know, I guess when you guys provide this updated EBITDA figure on—at the end of the press release, which is about $34.4 million for the quarter just ended, that figure is, I guess, representative of, you know, go-forward operating—or, excuse me—of the last quarter’s true operating EBITDA less one-time events, correct?

Mike O’Donnell

Right, Nik. What we were trying to do was accomplish just what you stated and that is to get you transparency as to—without these items, which included, of course, a significant gain and some expenses that partially offset that—that you could see, without those items which we cited specifically, this is what we would have done against the bank definition, our credit agreement definition of adjusted EBITDA.

Nik Mittal

Now, in the second quarter, that figure was, I guess, about $50 million because there was some change in the fair value of some interest rate swaps, right, which were not—which were excluded, I guess, in the calculation of—or included in the calculation of adjusted EBITDA for the credit agreement?

Mike O’Donnell

That’s right because the further definition of adjusted EBITDA, those gains, which were mark-to-market gains on our interest rate swaps of $13.7 million, were included in the $50.2 million of adjusted EBITDA that we published for second quarter.

Nik Mittal

But I guess excluding that on an operating basis, maybe the adjusted EBITDA was, for the second quarter, was maybe about $36.5 million?

Mike O’Donnell

Exactly, Nik, yes.

Nik Mittal

And what would that comparable number, if you’re taking out something funky like the change in the fair value of interest rate swaps, what would that—do you know what that comparable number would be for the first quarter?

Mike O’Donnell

Yes, 35.6 million.

Nik Mittal

Okay. And so that 35.6 is a pretty clean number?

Mike O’Donnell

Yes, let me qualify that, Nik. Yes, it’s—I mean there’s always, you know, some puts and takes, but the definition in the first quarter for adjusted EBITDA was slightly different per our credit agreement. As you—as you’re aware, we modified our credit agreement in the second quarter of this year. But, fundamentally, it’s the same operating number from a same adjusted EBITDA number per your reference.

Nik Mittal

Okay. Thank you so much.

Mike O’Donnell

Yes, thanks, Nik.

Stephen Light

Thank you, Nik.

Operator

Thank you. At this time, there are no further questions. I’d like to turn it back to management for any closing remarks.

Stephen Light

Ladies and gentlemen and fellow shareholders, thank you for your time today. I hope you agree, once again, that the Company is on the right path. We are cognizant of the challenges we’re facing. We’re aiming right into them. And we look forward to speaking to you again at our next call, which will be the year-end results call after the 1st of the year. Thank you very much. Bye-bye.

Operator

Thank you, sir. Ladies and gentlemen, that does conclude our conference for today. ACT would like to thank you for your participation. You may now disconnect.